UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

Bakken Resources, Inc.

(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601

(Address of principal executive offices)  (Zip Code)

(406) 442-9444

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Effective June 9, 2014, David Deffinbaugh resigned as the Chief Financial Officer of Bakken Resources, Inc. (the “Company”).  Mr. Deffinbaugh’s decision to resign as an officer and director was not due to any disagreements with the Company.  The director seat previously held by Mr. Deffinbaugh will remain vacant until such time the Company’s Board of Directors (the “Board”) elects to fill such vacancy.

Simultaneously with Mr. Deffinbaugh’s resignation, the Board appointed Dan Anderson to serve as the Company’s interim Chief Financial Officer.

Dan Anderson 49, has approximately 25 years of financial and operational executive leadership experience.  Mr. Anderson founded CFO Solutions, Inc. in 2013, which is based in Helena, Montana and provides financial and management consulting services to small to mid-sized businesses.   Prior to that he was the director of the Helena, Montana Small Business Development Center where he spent a decade assisting distressed small businesses achieve operational profitability. Mr. Anderson’s experience between 1995 to 2003 included being a business consultant and partner in Kerins Consulting Group, LLC, a CPA management consulting and strategic consulting firm designed specifically to provide chief financial officers with expertise to manage development stage, start-up, rapidly expanding and distressed companies; being Chief Financial Officer to Southwest Montana Mental Health Center, Inc.; and assisting the Montana Department of State Lands launch its royalty audit program for the oil, natural gas and coal producers from lands leased from the State of Montana.  Mr. Anderson holds a MBA from Chadwick University, and a B.S. in Business Administration from Montana College of Mineral Science and Technology.

In connection with the appointment of Mr. Anderson, Mr. Anderson’s compensation will be $70 per hour, with an expected initial commitment of at least 20 hours per week.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Anderson and any director or executive officer of the Company.  With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Anderson and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/Val M. Holms
Name: Val M. Holms
Title: President & CEO
Dated: June 13, 2014